Exhibit 4.2

DISTRIBUTION REINVESTMENT PLAN

Apollo Asset Backed Credit Company LLC ( “ABC”), Apollo Asset Backed Credit Company LLC—Series I (“Series I”) and Apollo Asset Backed Credit Company LLC—Series II (“Series II”, and together with Series I, the “Series”, the Series together with ABC, the “Company”), hereby adopts the following Distribution Reinvestment Plan (the “Plan”) with respect to distributions declared by its board of directors (the “Board”) and issued by the Series, on shares of ABC’s limited liability interests in the Series (the “Shares”):

1. Participation; Agent. The Company’s Plan is available to shareholders of record (the “Shareholders”) of the Shares. SS&C GIDS, Inc. (the “Plan Administrator”) acting as agent for each participant in the Plan, will apply distributions from the Series (each, a “Distribution” and collectively, “Distributions”), net of any applicable withholding taxes, that become payable to such participating Shareholder on Shares (including Shares held in the participating Shareholder’s name and Shares accumulated under the Plan), to the purchase of additional whole and fractional Shares for such participating Shareholder.

2. Eligibility and Election to Participate. Participation in the Plan is limited to Shareholders that are registered owners of Shares, and is subject to any limitations on the Share ownership and Share transfers described in our private placement memorandum, as may be amended and/or supplemented from time to time (the “PPM”). The Board reserves the right to amend or terminate the Plan. Shareholders automatically participate in the Plan, unless and until an election is made to withdraw from the Plan on behalf of such participating Shareholder. If participating in the Plan, a Shareholder is required to include all of the Shares owned by such Shareholder in the Plan.

3. Share Purchases. When the Company declares a Distribution, the Plan Administrator, on the Shareholder’s behalf, will receive additional authorized Shares from the Series either newly issued or repurchased from Shareholders by the Company and held as treasury shares. The number of Shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution, net of any applicable withholding taxes, by the Series’ net asset value per share as of as of the end of the prior month. Shares will be distributed in proportion to the Series and types of Shares held by the Shareholder under the DRIP. There will be no sales load charged on Shares issued to a Shareholder under the Plan. All Shares purchased under the Plan will be held in the name of the relevant participant. In the case of Shareholders, such as banks, brokers or nominees, that hold Shares for others who are beneficial owners participating under the Plan, the Plan Administrator will administer the Plan on the basis of the number of Shares certified from time to time by the record Shareholder as representing the total amount of Shares registered in the Shareholder’s name and held for the account of beneficial owners participating under the Plan. If a Shareholder requests that the Company repurchase all of the Shareholder’s Shares, any Shares issued to the Shareholder under the Plan subsequent to the expiration of the repurchase offer will be considered part of the Shareholder’s repurchase request.

4. Timing of Purchases. The Series of the Company expects to issue Shares pursuant to the Plan, immediately following each Distribution payment date and the Plan Administrator will make every reasonable effort to reinvest all Distributions on the day the Distribution is paid (except where necessary to comply with applicable securities laws) by the Series. If, for any reason beyond the control of the Plan Administrator, reinvestment of the Distributions cannot be completed within 30 days after the applicable Distribution payment date, funds held by the Plan Administrator on behalf of a participant will be distributed to that participant.

5. Account Statements. The Plan Administrator will maintain all Shareholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by Shareholders for personal and tax records. The Plan Administrator will hold Shares in the account of the Shareholders in non-certificated form in the name of the participant, and each Shareholder’s proxy, if any, will include those Shares purchased pursuant to the Plan. The Plan Administrator will confirm to each participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. No less frequently than quarterly, the Plan Administrator will provide to each participant an account statement showing (i) the Distributions reinvested during the quarter; (ii) the number, Series, and type of Shares purchased pursuant to the Plan during the quarter; (iii) the per share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the participant under the Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable participant.

6. Expenses. There will be no direct expenses to participants for the administration of the Plan. There is no direct service charge to participants with regard to purchases under the Plan; however, the Company reserves the right to amend the Plan to include a service charge payable by the participants. All fees associated with the Plan will be paid by the Company or the respective Series, as applicable.

7. Taxation of Distributions.

a.

Series I Shareholders: Each shareholder of Series I (“Series I Shareholder”) is subject to income tax on any distributions from Series I that are made out of the current or accumulated earnings and profit of Series I. Distributions in excess of Series I’s current and accumulated earnings and profit are generally treated as a return of capital and not taxable to Series I Shareholders up to the value of the Series I Shareholder’s basis in such Series I Shares immediately prior to the Distribution and will reduce such Series I Shareholder’s basis in its Series I Shares. Any Distributions in excess of a Series I Shareholder’s basis in its Series I Shares will be treated as capital gain. Accordingly, a Series I Shareholder participating in the Plan may need to use cash from other sources in order to pay any tax liability in respect of Distributions to such Series I Shareholder by Series I. Participants in the Plan are urged to refer to “Section VIII 4. Certain United States Federal Income Tax Considerations” of the PPM for additional information regarding the tax consequences of the purchase, ownership and disposition of Series I Shares.

b.

Series II Shareholders: Each shareholder of Series II (“Series II Shareholder”) is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of Series II in computing its U.S. federal income tax liability, regardless of whether Distributions are made. Distributions of cash by Series II to a Series II Shareholder generally are not taxable to such Series II Shareholder unless the amount of cash distributed to such Series II Shareholder is in excess of the Series II Shareholder’s adjusted basis in its Series II Shares. Accordingly, a Series II Shareholder participating in the Plan may need to use cash from other sources in order to pay any tax liability in respect of its allocable share of items of income and gain allocated to such Series II Shareholder by Series II. Participants in the Plan are urged to refer to “Section VIII 4. Certain United States Federal Income Tax Considerations” of the PPM for additional information regarding the tax consequences of the purchase, ownership and disposition of Series II Shares.

8. Absence of Liability. Neither the Company nor the Plan Administrator shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither the Company nor the Plan Administrator shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a participant’s account prior to receipt of written notice of such participant’s death, or (b) with respect to the time and the prices at which Shares are purchased or sold for the participant’s account and the terms on which such purchases and sales are made. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED.

9. Termination of Participation. A Shareholder who does not wish to have Distributions automatically reinvested may terminate participation in the Plan at any time by written instructions to that effect to the Plan Administrator. Such written instructions must be received by the Plan Administrator ten (10) days prior to the record date of the Distribution or the Shareholder will receive such Distribution in Shares through the Plan. Any transfer of Shares by a participant to a non-participant will terminate participation in the Plan with respect to the transferred Shares. If a Shareholder requests that the Company repurchase all or any portion of the Shareholder’s Shares, the Shareholder’s participation in the Plan with respect to the Shareholder’s Shares for which repurchase was requested but that were not repurchased will be terminated. If a Shareholder terminates Plan participation, the Company may, at its option, ensure that the terminating Shareholder’s account will reflect the whole number of Shares in such Shareholder’s account and provide a check or other instrument of payment for the cash value of any fractional share in such account. Upon termination of participation in the Plan for any reason, future distributions will be distributed to the Shareholder in cash or in-kind.

10. Amendment, Supplement, Termination, and Suspension of Plan. This Plan may be amended, supplemented, or terminated by the Company at any time in its sole and absolute discretion. The Company intends to file such amendment or supplement with the Securities and Exchange Commission as an exhibit to a subsequent appropriate filing made by the Company and shall be deemed to be accepted by each participant unless, prior to its effective date thereof, the Plan Administrator receives written notice of termination of the participant’s account. Amendment may include an appointment by the Company or the Plan Administrator with the approval of the Company of a successor agent, in which event such successor shall have all of the rights and obligations of the Plan Administrator under this Plan. The Company may suspend the Plan at any time without notice to the participants.

11. Governing Law. This Plan and the authorization form signed by the participant (which is deemed a part of this Plan) and the participant’s account shall be governed by and construed in accordance with the laws of the State of New York.

12. Definitions. Capitalized terms used but not defined herein will be given the meaning ascribed to them in our PPM.